                                                                  Exhibit (a)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                          PAMIDA HOLDINGS CORPORATION
                                      at
                             $11.50 Net Per Share
                                      by
                              SHOPKO MERGER CORP.
                         a wholly owned subsidiary of
                              SHOPKO STORES, INC.


                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 14, 1999,
                         UNLESS THE OFFER IS EXTENDED.


   THIS OFFER (THE "OFFER") IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 10, 1999 (THE "MERGER AGREEMENT"), AMONG SHOPKO STORES, INC. ("PARENT"), SHOPKO MERGER CORP. (THE "OFFEROR") AND PAMIDA HOLDINGS CORPORATION (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES (AS DEFINED HEREIN) ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

   IN CONNECTION WITH THE MERGER AGREEMENT, PARENT AND THE OFFEROR ENTERED INTO STOCKHOLDER AGREEMENTS, EACH DATED AS OF MAY 10, 1999 (THE "STOCKHOLDER AGREEMENTS"), WITH EACH OF THE DIRECTORS OF THE COMPANY WHO TOGETHER BENEFICIALLY OWN APPROXIMATELY 4.7% OF THE SHARES THAT ARE OUTSTANDING ON A FULLY DILUTED BASIS (BUT NOT ASSUMING THE CONVERSION OF THE NONVOTING SHARES (AS DEFINED HEREIN)). PURSUANT TO THE STOCKHOLDER AGREEMENTS, THE DIRECTORS HAVE AGREED, AMONG OTHER THINGS, TO TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER. PARENT AND THE OFFEROR HAVE ALSO ENTERED INTO A STOCKHOLDER AND PURCHASE AGREEMENT DATED AS OF MAY 10, 1999 (THE "STOCKHOLDER AND PURCHASE AGREEMENT") WITH 399 VENTURE PARTNERS, INC. ("VENTURE PARTNERS"), WHICH BENEFICIALLY OWNS APPROXIMATELY 14.0% OF THE SHARES THAT ARE OUTSTANDING ON A FULLY DILUTED BASIS (BUT NOT ASSUMING THE CONVERSION OF THE NONVOTING SHARES) AND ALL OF THE NONVOTING SHARES THAT ARE OUTSTANDING. PURSUANT TO THE STOCKHOLDER AND PURCHASE AGREEMENT, VENTURE PARTNERS HAS AGREED, AMONG OTHER THINGS, TO TENDER ALL OF ITS SHARES PURSUANT TO THE OFFER AND HAS GRANTED PARENT AN IRREVOCABLE OPTION TO PURCHASE (THE "OPTION") ALL OF ITS SHARES AND ALL OF ITS NONVOTING SHARES, AT A PURCHASE PRICE OF $11.50 PER SHARE, EXERCISABLE UPON THE OCCURRENCE OF CERTAIN EVENTS. PARENT AND THE OFFEROR HAVE AGREED TO EXERCISE THE OPTION AND PURCHASE ALL OF THE SHARES (TO THE EXTENT NOT TENDERED) AND ALL OF THE NONVOTING SHARES FROM VENTURE PARTNERS IMMEDIATELY AFTER THE PURCHASE OF SHARES PURSUANT TO THE OFFER.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SHARES CONSTITUTING AT LEAST 51% OF THE SHARES THAT ARE OUTSTANDING DETERMINED ON A FULLY DILUTED BASIS (BUT NOT ASSUMING THE CONVERSION OF THE NONVOTING SHARES),
(ii) ANY WAITING PERIOD UNDER THE HSR ACT (AS DEFINED HEREIN) APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR HAVING BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER AND (iii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

   Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

   Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.

May 17, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Introduction..............................................................    1

 1.Terms of the Offer.....................................................    3

 2.Acceptance for Payment and Payment for Shares..........................    5

 3.Procedure for Tendering Shares.........................................    6

 4.Withdrawal Rights......................................................    9

 5.Certain United States Federal Income Tax Consequences..................   10

 6.Price Range of Shares; Dividends.......................................   11

 7.Certain Effects of the Transaction.....................................   11

 8.Certain Information Concerning the Company.............................   12

 9.Certain Information Concerning the Offeror and Parent..................   14

10.Source and Amount of Funds.............................................   17

11.Background of the Offer; Past Contacts, Transactions or Negotiations
 with the Company.........................................................   17

12.Purpose of the Offer and the Merger; Plans for the Company.............   22

13. The Merger Agreement; the Stockholder Agreements; and the Stockholder
    and Purchase Agreement................................................   23

14.Dividends and Distributions............................................   32

15.Certain Conditions to the Offeror's Obligations........................   32

16.Certain Legal Matters..................................................   34

17.Fees and Expenses......................................................   35

18.Miscellaneous..........................................................   36

Annex ICertain Information Concerning the Directors and Executive Officers
       of Parent and the Offeror..........................................   37

To the holders of Common Stock of Pamida Holdings Corporation:

                                 INTRODUCTION

   ShopKo Merger Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of ShopKo Stores, Inc., a Wisconsin corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Pamida Holdings Corporation, a Delaware corporation (the "Company"), at a purchase price of $11.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offer is not being made for shares of nonvoting common stock, par value $.01 per share (the "Nonvoting Shares"), of the Company, each of which Nonvoting Shares is convertible into one Share except under certain conditions. The Offeror will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which is acting as the Dealer Manager ("Dealer Manager"), American Stock Transfer & Trust Company, which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), in connection with the Offer. See Section 17.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED HEREIN), THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   Johnson Rice & Company, L.L.C. ("Johnson Rice"), the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion dated May 10, 1999 to the effect that, as of such date and based upon and subject to certain matters set forth in such opinion, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger and the consideration to be received by the holders of Nonvoting Shares pursuant to the Merger is fair to such holders from a financial point of view. A copy of such opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being distributed to the Company's stockholders.

   The Offer is conditioned upon, among other things, (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer Shares constituting at least 51% of the Shares that are outstanding determined on a fully diluted basis (but not assuming the conversion of the Nonvoting Shares) (the "Minimum Condition"), (ii) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or having been terminated prior to the expiration of the Offer and (iii) the satisfaction of certain other terms and conditions. See Section 15.

   The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 10, 1999 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law, as amended (the "DGCL"), the Offeror will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share and each Nonvoting Share that is issued and outstanding immediately prior to the Effective Time (other than Shares and Nonvoting Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror or any other direct or indirect subsidiary of Parent (other than

Shares in trust accounts, custodial accounts and the like that are beneficially owned by third parties) or Shares with respect to which appraisal rights are properly exercised under Delaware law ("Dissenting Shares")) will be converted into the right to receive from the Surviving Corporation $11.50 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price"). See Section 5 for a description of certain United States federal income tax consequences of the Offer and the Merger.

   In connection with the Merger Agreement, the Offeror and Parent entered into Stockholder Agreements, each dated as of May 10, 1999 (the "Stockholder Agreements"), with each of the following directors of the Company: L. David Callaway, III, Stuyvesant P. Comfort, Steven S. Fishman, M. Saleem Muqaddam, Peter J. Sodini and Frank A. Washburn (the "Tendering Stockholders"), pursuant to which the Tendering Stockholders have agreed to tender pursuant to the Offer the 303,965 Shares owned of record by the Tendering Stockholders and any other Shares that they may acquire upon the exercise of options to purchase Shares held by such Tendering Stockholders (the "Committed Shares"). Pursuant to the Stockholder Agreements, the Tendering Stockholders have also agreed that, among other things, until the Stockholder Agreement Termination Date (as defined herein), such Tendering Stockholders will not transfer the Committed Shares and will vote the Committed Shares in favor of the Merger and against certain competing transactions. The Committed Shares represent approximately 4.7% of the Shares that, as of May 10, 1999, were issued and outstanding on a fully diluted basis (but not assuming the conversion of the Nonvoting Shares).

   The Offeror and Parent also entered into a Stockholder and Purchase Agreement, dated as of May 10, 1999 (the "Stockholder and Purchase Agreement"), with 399 Venture Partners, Inc. ("Venture Partners"), pursuant to which Venture Partners has (i) agreed to tender pursuant to the Offer the 907,387 Shares owned of record by Venture Partners and (ii) granted to the Offeror an irrevocable option to purchase (the "Option") the Shares and the 3,050,473 Nonvoting Shares owned of record by Venture Partners (collectively the "Venture Partners Committed Shares") at a price per Share and Nonvoting Share of $11.50 in cash. The Offeror has agreed to purchase such Shares (to the extent not tendered) and Nonvoting Shares immediately after the acceptance for purchase by the Offeror of Shares pursuant to the Offer. The Option will terminate on the Option Termination Date (as defined herein). Pursuant to the Stockholder and Purchase Agreement, Venture Partners has also agreed that, among other things, until the Option Termination Date, it will not transfer the Venture Partners Committed Shares and will vote the Venture Partners Committed Shares in favor of the Merger and against certain competing transactions. Parent and the Offeror have agreed to exercise the Option and purchase all of the Shares (to the extent not tendered) and all of the Nonvoting Shares from Venture Partners immediately after the purchase of Shares pursuant to the Offer. The Venture Partners Committed Shares represent approximately 14.0% of the Shares that, as of May 10, 1999, were issued and outstanding on a fully diluted basis (but not assuming the conversion of the Nonvoting Shares).

   Pursuant to the Company's Restated Certificate of Incorporation (the "Charter"), for so long as the Notes (as defined herein) remain outstanding, the Nonvoting Shares purchased upon the exercise of the Option may not be converted into Shares by Parent or the Offeror until the 61st day after their transfer and, thereafter, may only be converted if such conversion would not have the effect of causing Parent and the Offeror to become the beneficial owner of 30% or more of the Shares. After the purchase of Shares pursuant to the Offer, Parent has the right under the Merger Agreement to require Pamida, Inc., a Delaware corporation ("Pamida") and a wholly owned subsidiary of the Company, to, among other things, redeem or discharge the Notes if Parent provides the funds for such redemption or discharge. If Parent exercises this right prior to the Effective Time, Parent or the Offeror would then be able to convert the Nonvoting Shares into Shares and to vote such Shares in favor of the Merger.

   The Merger Agreement, the Stockholder Agreements and the Stockholder and Purchase Agreement are more fully described in Section 13.

   The Merger Agreement provides that, promptly after the Offeror acquires Shares which represent at least the Minimum Condition, Parent will be entitled to designate such number of directors on the Board of Directors of the Company, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as will make the percentage of the Company's directors designated by Parent equal to the percentage of the Shares then outstanding held by Parent or any of its subsidiaries and the Company shall, at such time, cause the Offeror's designees to be so elected by its existing Board of Directors. However, until the Effective Time, the Board of Directors of the Company shall have at least two directors who were directors on the date of the Merger Agreement. The Company has agreed, subject to the applicable provisions of the Company's Charter and Bylaws (the "Constituent Documents"), either to increase the size of the Board of Directors of the Company and/or obtain the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board.

   If the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, the Offeror will own a sufficient number of Shares to ensure that the Merger will be approved. Under the DGCL, if, after consummation of the Offer, the Offeror owns at least 90% of the Shares and at least 90% of the Nonvoting Shares then outstanding, then the Offeror will be able to cause the Merger to occur without a vote of the Company's stockholders. If, however, after consummation of the Offer, the Offeror owns less than 90% of the then outstanding Shares or Nonvoting Shares, a vote of the Company's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger.

   The Company has advised the Offeror that as of May 10, 1999, there were (a) 6,026,495 Shares issued and outstanding, (b) 3,050,473 Nonvoting Shares issued and outstanding and (c) 445,277 Shares reserved for issuance upon the exercise of outstanding employee stock options. Based on the foregoing, the Minimum Condition will be satisfied if at least 3,300,604 Shares, or approximately 54.8% of the outstanding Shares as of May 10, 1999 (approximately 51% of the Shares on a fully diluted basis (but not assuming the conversion of the Nonvoting Shares)), are validly tendered and not withdrawn prior to the Expiration Date.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and thereby purchase all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, June 14, 1999, unless the Offeror has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by the Offeror, will expire.

   If the Offeror decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

   The Offer is conditioned upon satisfaction of the Minimum Condition, the expiration or termination of any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer and certain other terms and conditions. See Section 15. The Merger Agreement and the Offer may be terminated by the Offeror and Parent if certain events occur. The Offeror reserves the right, in accordance with applicable rules and regulations of the Commission, subject to the limitations set forth in the Merger Agreement and described below, to waive or reduce the Minimum Condition or to waive any other condition to the Offer. If the Minimum Condition or any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on June 14, 1999 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Under no circumstances will the Offeror pay interest on the purchase price for tendered Shares, whether or not it extends the Offer.

   Under the terms of the Merger Agreement, the Offeror may not, without the consent of the Company, decrease the Offer Price, change the form of consideration to be paid in the Offer, reduce the maximum number of Shares to be purchased in the Offer, alter the terms of the Minimum Condition, waive the Minimum Condition, otherwise modify or amend the conditions to the Offer in a manner that is adverse to the holders of Shares or Nonvoting Shares or which imposes additional conditions to the Offer or extend the Offer (except as described in the next sentence). Notwithstanding the foregoing, the Offeror may, without the consent of the Company and so long as the Merger Agreement has not been terminated, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer,
(iii) if all Offer conditions are satisfied or waived but the number of Shares tendered is at least equal to 85%, but less than 90%, of the then outstanding number of Shares, extend the Offer for any reason on one or more occasions for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) and
(iv) extend the Offer until July 2, 1999 unless (A) the event of default which would arise under Section 8.1(j) of the Amended and Restated Loan and Security Agreement, dated as of July 2, 1998 (the "Loan Agreement"), by and among Pamida and Seaway Importing Company, a Nebraska corporation, as borrowers, and the Agent and Lenders who are parties thereto because of the Offeror's purchase of Shares pursuant to the Offer has been waived or (B) the termination fee payable under Section 10.2(e) of the Loan Agreement has been reduced to $1.25 million or less. If the Offeror extends the Offer under clause (iv) of the preceding sentence, then the Offeror will be deemed to have irrevocably waived the condition that the representations and warranties of the Company be true and accurate as of the date of the consummation of the Offer and the condition that no events or changes that have had or would reasonably be expected to have or constitute, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement) on the Company shall have occurred. The Offeror's right to extend the Offer is in each case subject to the right of Parent, the Offeror or the Company to terminate the Merger Agreement pursuant to the terms thereof.

   Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right, at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer. During such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such Shares.

   Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in
Section 15, by giving oral or written notice of such delay or termination to the Depositary, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

   Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

   If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information not materially less significant than the Offer Price and the percentage of securities sought, a minimum ten business day period may be required to allow for adequate dissemination to stockholders and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

   The Company's transfer agent has provided the Offeror with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished by the Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 related to regulatory matters. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance of, or payment for, Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal, properly completed and duly executed (or a facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

   For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for Shares be paid by the Offeror.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

   The Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its wholly owned subsidiaries, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment will relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

3. Procedure for Tendering Shares.

   Valid Tenders. Except as set forth below, for Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing tendered Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. The method of delivery of certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and sole risk of the tendering stockholder, and delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the Book-Entry

Transfer Facility's system may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

   Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or
(ii) for the account of any Eligible Institution. If the certificates are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

   If the certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

   Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

     (i) the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the American Stock Exchange ("Amex") is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a Book-Entry Confirmation with respect to, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates are received by the Depository or Book-Entry Confirmations with respect to Shares are received into the Depositary's account at the Book-Entry Transfer Facility. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Offeror, regardless of any extension of the Offer or any delay in making any payment.

   Backup Federal Income Tax Withholding. To prevent 31% "backup" federal income tax withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must, subject to certain exceptions, provide the Depositary with such stockholder's correct Taxpayer Identification Number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign holders must generally submit a completed Form W-8 to avoid backup withholding. This form may be obtained from the Depositary. See Instructions 8 and 9 set forth in the Letter of Transmittal.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to applicable law and the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares whether or not similar defects or irregularities are waived in the case of other stockholders. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither the Offeror nor Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder's agent, attorneys in fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to exercise all voting and other rights of the stockholder as each such attorney and proxy or his substitute shall in his sole judgment deem proper, with respect to all of the Shares tendered by such stockholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares in accordance with the terms of the Offer. Upon acceptance for payment, all prior powers of attorney, proxies and written consents granted by the stockholder at any time with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney or proxies may be given or written consent executed by such Stockholder (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) in respect of such Shares.

   A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to the Offeror that (a) such stockholder has a net long position in such Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4 under the Exchange Act. It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

   Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after July 15, 1999. If acceptance of any Shares tendered is delayed for any reason or if the Offeror is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer, the Depositary may, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or fail to return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

   For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if certificates have been tendered) the name in which the certificates are registered, if different from that of the person who tendered the Shares. If certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the stockholder must submit the serial numbers shown on the certificates evidencing the Shares to be withdrawn to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. Neither the Offeror nor Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. Certain United States Federal Income Tax Consequences.

   The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations, mutual funds and broker-dealers) who might be subject to special rules. This discussion does not discuss the United States federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

   Because individual circumstances may differ, each beneficial owner of Shares should consult such beneficial owner's own tax advisor to determine the applicability of the rules discussed below to such beneficial owner and the particular tax effects to such beneficial owner of the Offer and the Merger, including the application and effect of state, local and other tax laws.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference (if any) between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. In general, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). The excess of net long-term capital gains over net short-term capital losses is currently taxed at a maximum rate of 20% for noncorporate taxpayers.

   Payments in connection with the Offer or the Merger might be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct TIN to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A beneficial owner who does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's United States federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the paying agent for the Merger.

   In general, cash received in respect of Dissenting Shares, if any, will result in the recognition of capital gain or loss to the beneficial owner of such Shares. Any such beneficial owner should consult such owner's tax advisor in that regard.

   Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

6. Price Range of Shares; Dividends.

   According to the Company's Annual Report to its stockholders for the fiscal year ended January 31, 1999, the Shares are traded on the Amex under the symbol "PAM". The following table sets forth for the periods indicated the reported high and low sales prices for the Shares for the periods indicated.

                                                                    High   Low
                                                                   ------ ------
      Fiscal Year Ended February 1, 1998:
        First Quarter............................................. 3 1/2  2
        Second Quarter............................................ 4 1/8  2 3/4
        Third Quarter............................................. 6 7/16 4 1/8
        Fourth Quarter............................................ 6 1/8  4 1/4

                                                                    High   Low
                                                                   ------ ------
      Fiscal Year Ended January 31, 1999:
        First Quarter............................................. 6 1/4  4 5/8
        Second Quarter............................................ 7 3/4  5 7/8
        Third Quarter............................................. 7      3 1/4
        Fourth Quarter............................................ 4 9/16 3

                                                                    High   Low
                                                                   ------ ------
      Fiscal Year Ended January 30, 2000:
        First Quarter ............................................ 8 1/4  3 1/16
        Second Quarter (through May 14, 1999)..................... 11 1/4 6 5/8

   On April 26, 1999, the last full trading day prior to the Company's announcement that it had received a proposal to purchase all of the outstanding Shares, according to publicly available sources, the reported closing price per Share on the Amex was $5 1/2. On May 10, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to publicly available sources, the reported closing price per Share on the Amex was $8 1/4. On May 14, 1999, the last full day of trading prior to the commencement of the Offer, according to publicly available sources, the reported closing price per Share on the Amex was $11 1/8. Stockholders are urged to obtain current market quotations for the Shares.

   The Company has never declared or paid any dividends on the Shares.

7. Certain Effects of the Transaction.

   The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public. The Company has advised the Offeror that, as of May 10, 1999, there were approximately 250 holders of record and approximately 920 beneficial owners of the Shares. The Offeror can not predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price therefor.

   Amex Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Amex. The Amex will normally consider suspending dealings in, or removing from the list, the common stock of a company that (i) has fewer than 200,000 publicly held shares, (ii) has an aggregate market value of publicly held shares of less than $1 million, and (iii) has fewer than 300 holders of shares. Shares held, directly or indirectly, by an officer or director of the Company, or by any beneficial owner of more than 10% of the shares, ordinarily will not be considered as being publicly held for this purpose.

   If the Shares are no longer eligible for Amex quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of the Shares. It is the intention of the Offeror to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired, or, with respect to certain persons, eliminated.

   If registration of the Shares is not terminated prior to the Merger, then the Shares will no longer be eligible for Amex quotation and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

8. Certain Information Concerning the Company.

   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror or Parent.

   The Company is a Delaware corporation with its principal executive offices located at 8800 F Street, Omaha, Nebraska 68127. The Company conducts a general merchandise retail business through its wholly owned subsidiary, Pamida. Pamida currently operates 147 general merchandise retail stores in 15 Midwest, North Central and Rocky Mountain states. Pamida also operates on a trial basis four Heartland Home Furnishings stores.

   Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1999. More comprehensive financial information is included in such report and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such report and such other documents and all the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                   Pamida Holdings Corporation and Subsidiary

                      Selected Consolidated Financial Data
 (amount in thousands, except per share data, number of shares and other data)

                                               Fiscal Year Ended
                          ---------------------------------------------------------------
                          January 29,  January 28,  February 2,  February 1,  January 31,
                             1995         1996       1997 (1)       1998         1999
                          -----------  -----------  -----------  -----------  -----------
Income Statement Data:
 Sales..................  $  711,019   $  736,315   $  633,189   $  657,017   $  672,394
 Gross profit...........     177,367      177,688      154,090      161,935      167,568
 Selling, general and
  administrative
  expenses..............     142,689      150,102      124,429      128,436      134,288
 Interest expense.......      28,263       30,520       30,457       30,213       25,847
 Long-lived asset write-
  off...................         --        78,551          --           --           --
 Store closing costs....         --        21,397          --           --           --
                          ----------   ----------   ----------   ----------   ----------
 Income (loss) before
  provision for income
  taxes and
  extraordinary item....       6,415     (102,882)        (796)       3,286        7,433
 Income tax provision
  (benefit).............       3,500       (7,863)         --           --         2,887
                          ----------   ----------   ----------   ----------   ----------
 Income (loss) before
  extraordinary item....       2,915      (95,019)        (796)       3,286        4,546
 Extraordinary item.....         --           371          --         1,735          --
                          ----------   ----------   ----------   ----------   ----------
 Net income (loss)......       2,915      (94,648)        (796)       5,021        4,546
 Effect of preferred
  stock
  reclassification......         --           --           --           756          --
 Less preferred
  dividends and discount
  amortization..........        (361)        (362)        (391)        (407)         --
                          ----------   ----------   ----------   ----------   ----------
 Net income (loss)
  available for common
  shares................  $    2,554   $  (95,010)  $   (1,187)  $    5,370   $    4,546
                          ==========   ==========   ==========   ==========   ==========
 Weighted average number
  of basic shares
  outstanding...........   4,999,984    5,002,853    5,004,942    5,843,441    9,046,410
 Weighted average number
  of diluted shares
  outstanding...........   5,039,684    5,002,853    5,004,942    5,875,463    9,094,194
 Basic net income (loss)
  per share:
  Income (loss) before
   extraordinary item...  $      .51   $   (19.07)  $     (.24)  $      .62   $      .50
  Extraordinary item....         --           .08          --           .30          --
                          ----------   ----------   ----------   ----------   ----------
  Basic income (loss)...  $      .51   $   (18.99)  $     (.24)  $      .92   $      .50
                          ==========   ==========   ==========   ==========   ==========
 Diluted net income
  (loss) per share:
  Income (loss) before
   extraordinary item...  $      .51   $   (19.07)  $     (.24)  $      .62   $      .50
  Extraordinary item....         --           .08          --           .29          --
                          ----------   ----------   ----------   ----------   ----------
  Diluted income (loss).  $      .51   $   (18.99)  $     (.24)  $      .91   $      .50
                          ==========   ==========   ==========   ==========   ==========
Balance Sheet Data:
 Working capital........  $   46,725   $   34,082   $   28,673   $   37,421   $   43,329
 Total assets...........     354,367      258,525      269,188      260,081      298,215
 Long-term debt (less
  current portion)......     162,505      163,746      168,000      140,289      140,242
 Obligations under
  capital leases (less
  current portion)......      43,050       36,559       33,999       32,156       35,925
 Redeemable preferred
  stock.................       1,779        1,826        1,875          --           --
 Stockholders' (deficit)
  equity................       8,876      (86,116)     (87,303)     (52,275)     (47,539)
Other Data:
 Team members...........       7,200        7,200        5,700        5,600        6,000
 Number of stores.......         184          184          148          148          147
 Retail square feet (in
  millions).............        5.09         5.22         4.35         4.41         4.45

--------
(1) Represents a 53-week year.

   The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of the American Stock Exchange, at 86 Trinity Place, New York, New York 10006.

9. Certain Information Concerning the Offeror and Parent.

   The Offeror is a newly incorporated Delaware corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly owned subsidiary of Parent. The principal executive office of the Offeror is located at 700 Pilgrim Way, Green Bay, Wisconsin 54304.

   Parent, a Wisconsin corporation, has its principal executive office at 700 Pilgrim Way, Green Bay, Wisconsin 54304. It is a specialty discount retailer with stores in 19 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. It also provides health benefit management services, pharmacy mail services, vision benefit management services and health information and clinical support services though its subsidiary ProVantage Health Services, Inc. ("ProVantage"). ProVantage conducts business principally throughout the United States.

   On February 4, 1999, ProVantage filed a registration statement for the initial public offering of ProVantage's common stock. If the offering is completed as currently contemplated, ProVantage would retain $20.0 million from the offering proceeds. Parent would receive approximately $62.8 million as payment on a dividend note, and Parent would own between approximately 66.0% and 70.0% of ProVantage's common stock. There can be no assurance that ProVantage's initial public offering will be completed or that it will be completed on the terms described above. Parent may use a portion of the proceeds from payment on the dividend note to repay indebtedness of the Company. See Section 10.

   Set forth below are certain summary consolidated financial data with respect to Parent excerpted or derived from financial information contained in Parent's Annual Report on Form 10-K for the year ended January 30, 1999 and Parent's earnings release for the quarter ended May 1, 1999. More comprehensive financial information is included in such report and other documents filed by Parent with the Commission, as well as Parent's press release dated May 13, 1999 and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                              ShopKo Stores, Inc.

                         Selected Financial Information

                                                                                  First Quarter
                                       Fiscal Years Ended                             Ended
                          --------------------------------------------------    -------------------
                          Feb. 25,  Feb. 24,  Feb. 22,  Jan. 31,    Jan. 30,     May 2,     May 1,
                            1995      1996      1997    1998(1)       1999        1998       1999
                          (52 wks)  (52 wks)  (52 wks)  (49 wks)    (52 wks)    (13 wks)   (13 wks)
                          --------  --------  --------  --------    --------    --------   --------
                                                                                   (unaudited)
Summary of Operations
 (Millions)
  Net sales.............  $ 1,853   $ 1,968   $ 2,333   $ 2,448     $ 2,981      $  646     $  760
  Licensed department
   rentals and other
   income...............       12        14        13        12          12           3          3
  Gross margin..........      488       501       550       564         662         139        152
  Selling, general and
   administrative
   expenses.............      356       361       397       404         472         111        121
  Nonrecurring charge...      --        --        --          3(2)        6(3)        2(3)     --
  Depreciation and
   amortization
   expenses.............       53        56        60        58          68          17         18
  Interest expense--net.       29        34        32        31          38           9          9
  Earnings before income
   taxes................       62        63        74        80          92           3          7
  Net earnings before
   extraordinary item ..       38        38        45        49          56           2          5
  Extraordinary item....      --        --        --        --          --          --           4(4)
  Net earnings..........       38        38        45        49          56           2          1

Per Share Data (Dollars)
  Basic net earnings per
   share:
  Earnings before
   extraordinary item...  $  1.18   $  1.20   $  1.40   $  1.73     $  2.14      $ 0.08     $ 0.16
  Extraordinary item....                                                                     (0.14)(4)
  Basic net earnings....     1.18      1.20      1.40      1.73        2.14        0.08       0.02
  Diluted net earnings
   per share:
  Earnings before
   extraordinary item...     1.18      1.20      1.39      1.71        2.10        0.08       0.16
  Extraordinary item....                                                                     (0.14)(4)
  Diluted net earnings..     1.18      1.20      1.39      1.71        2.10        0.08       0.02
  Cash dividends
   declared per common
   share(5).............     0.44      0.44      0.22       --          --          --         --

Financial Data
 (Millions)
  Working capital.......  $   187   $   215   $   232   $   144     $   167      $  151     $  103
  Property and
   equipment--net.......      618       617       603       630         704         628        713
  Total assets..........    1,110     1,118     1,234     1,251       1,374       1,239      1,499
  Total debt(6).........      429       416       421       440         472         439        571
  Total shareholders'
   equity...............      397       422       461       396         459         403        461
  Capital expenditures..       95        53        39        32         100          15         26

Financial Ratios
  Current ratio.........      1.7       1.8       1.7       1.4         1.4         1.4        1.2
  Return on beginning
   assets (before
   extraordinary item)..      4.0%      3.5%      4.0%      4.0%        4.4%        0.2%       0.3%
  Return on beginning
   shareholders' equity
   (before extraordinary
   item)................     10.1%      9.7%     10.7%     10.6%       14.0%        0.5%       0.9%
  Total debt as % of
   total
   capitalization(7)....     50.9%     48.5%     46.6%     51.4%       49.3%       50.8%      53.9%

Other Data
  Stores open at period
   end..................      124       129       130       149(8)      147         148        158
  Average store size-
   square feet..........   90,260    89,945    89,840    88,754      89,106      89,104     89,301

--------
(1) Fiscal year end was changed from the last Saturday in February to the Saturday nearest January 31.
(2) Nonrecurring charge related to the termination of the proposed combination with Phar-Mor and Cabot Noble.
(3) Nonrecurring charge related to the elimination of duplicate operations at the Penn-Daniels administrative office and warehouse.
(4) Loss on early retirement of debt.
(5) Upon termination of the proposed combination with Phar-Mor and Cabot Noble, Parent determined to retain earnings for the growth and expansion of its business and not declare or pay any cash dividends.
(6) Total debt includes short-term debt, current portion of long-term obligations and long-term obligations.
(7) Total capitalization includes shareholders' equity, total debt and non-current deferred income taxes.
(8) Includes 19 stores acquired from Penn-Daniels, Incorporated, two of which closed in fiscal 1998.

   Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8. Such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   During the past five years, Parent has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has it been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent and the Offeror are set forth in Annex I to this Offer to Purchase. Each such executive officer and director is a citizen of the United States of America. During the past five years, none of the executive officers or directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   Except as described in this Offer to Purchase, neither the Offeror nor Parent, or to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

   Except as set forth in this Offer to Purchase, neither the Offeror nor Parent or, to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror, or Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, neither the Offeror nor Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

10. Source and Amount of Funds.

   The Offeror estimates that the total amount of funds required to (i) purchase the Shares that are outstanding on a fully diluted basis (but not assuming the conversion of the Nonvoting Shares) pursuant to the Offer, (ii) purchase the Nonvoting Shares from Venture Partners pursuant to the Stockholder and Purchase Agreement immediately after Offeror's purchase of Shares pursuant to the Offer and (iii) pay fees and expenses related to the Offer and the Merger will be approximately $109 million. The Offeror will obtain the funds from Parent. Parent currently anticipates obtaining the necessary funds from cash on hand (approximately $100 million as of May 14, 1999) and cash generated by operations after May 14, 1999.

   Parent has agreed in the Merger Agreement that (i) if, after the purchase by the Offeror of Shares pursuant to the Offer and prior to the Effective Time, the obligations of the Company under the Loan Agreement are declared to be immediately due and payable on account of the occurrence of an event of default thereunder triggered by the "change of control" resulting from such purchase, then Parent will deposit with the Company the amount of money necessary to pay all amounts owing by the Company under the Loan Agreement;
(ii) if, after such purchase and prior to the Effective Time, the 11 3/4% Senior Subordinated Notes due 2003 (the "Notes") of Pamida are declared immediately due and payable under the Indenture, dated as of March 15, 1993 (the "Indenture"), by and among Pamida, as issuer, the Company, as guarantor, and State Street Bank and Trust Company, as trustee, on account of the occurrence of an event of default thereunder triggered by the acceleration of the Company's obligations under the Loan Agreement described in clause (i), then Parent will deposit with the Company the amount of money necessary to pay all amounts owing by Pamida under the Notes and the Indenture; and (iii) if, after such purchase and prior to the Effective Time, the holders of any Notes elect to require Pamida to purchase the Notes as provided in the Indenture, then Parent will deposit with Pamida the amount of money necessary to effect such purchases. In addition, Parent has the right under the Merger Agreement, exercisable at any time after the purchase by the Offeror of Shares pursuant to the Offer, to require the Company to repay the amounts owing under the Loan Agreement and terminate the Loan Agreement and to redeem or discharge the Notes if Parent provides the Company with the money necessary for it to do so. The maximum amount of funds that would required to repay the amounts owing under the Loan Agreement (based on the principal amount owing thereunder as of May 10, 1999) and to redeem or discharge the Notes would be approximately $240 million. Parent currently intends to request the Company to seek a waiver of the event of default under the Loan Agreement that will occur upon the purchase of Shares by Purchaser pursuant to the Offer, although no assurance can be given that such waiver will be obtained. If Parent is required to, or immediately after such purchase elects to, repay such amounts and redeem or discharge the Notes, it currently anticipates obtaining the necessary funds initially from the proceeds to Parent (estimated to be approximately $62.8 million) from the anticipated initial public offering of common stock of ProVantage, which Parent currently expects will be completed prior to the Expiration Date, and from borrowings under an existing $200 million bank credit facility, under which approximately $86 million is available for borrowing as of May 14, 1999, with the balance to be obtained from other financing sources. Parent currently anticipates raising additional funds through an equity and/or debt offering to refinance any such borrowings prior to the end of 1999, although no assurances can be given that any such equity or debt offering will occur.

   While the foregoing represents the current intention of Parent and the Offeror with respect to the financial arrangements for such funds, such financial arrangements may change depending upon such factors as Parent and the Offeror may deem appropriate.

   The Offer is not subject to a financing condition.

11. Background of the Offer; Past Contacts, Transactions or Negotiations with the Company.

   In November 1997, the Company completed a recapitalization transaction in which (i) the Company's outstanding promissory notes having an aggregate principal value of approximately $32,000,000 as of September 1, 1997, and bearing interest at rates ranging from 15.5% to 16.25% per annum, were paid in full with Shares and Nonvoting Shares and (ii) the Company's outstanding shares of preferred stock with an aggregate liquidation value of approximately $2,900,000 as of August 31, 1997, and then effective dividend rates of 17.75% and 19.75% per annum, were reclassified into Shares. The purpose of such transactions was to improve the Company's highly leveraged capital structure by relieving the Company of substantial amounts of compounding non-cash interest expense on the promissory notes and from earnings per share dilution caused by the preferred stock dividends and by discount amortization on certain of the promissory notes and preferred stock. The transactions added approximately $36,000,000 to the Company's equity capitalization, but the Company continued to have a consolidated balance sheet with a negative stockholders' equity and a highly leveraged capital structure which has inhibited the sales growth, profitability, and store expansion program of Pamida.

   Following the 1997 recapitalization, the Board of Directors of the Company (the "Board") and management regularly discussed in general terms various strategic alternatives which the Company might pursue as a means to facilitate its objectives of enhanced sales and profitability and reduced financial leverage. Among the alternatives which the Board considered were maintenance of the Company's existing capital structure, an infusion of additional equity capital, and the acquisition of a substantial existing operating company.

   In May 1998, M. Saleem Muqaddam, a member of the Board, reported to the Board on various discussions that he had held with several investment bankers concerning strategic and financial alternatives potentially available to the Company, including a possible acquisition of another retailer, a rights offering to the Company's stockholders, and a public offering of additional shares of the Company's stock. The Board also discussed management's analysis of the potential results of an acceleration of new store openings over the next several years using an enhanced revolving credit facility which Pamida was then in the process of obtaining. The Board informally agreed that management should pursue such accelerated new store opening program irrespective of the other strategic and financial alternatives that might become available to the Company.

   In July 1998, Steven S. Fishman, Chairman of the Board, President and Chief Executive Officer of the Company, and George R. Mihalko, Chief Financial Officer of the Company, reported to the Board on meetings that they had held with several prospective equity investors and analysts. They noted that the prospective investors had expressed concern over the lack of available stock float as well as the stock price level and the Company's negative stockholders' equity. Mr. Mihalko also informed the Board that, in the view of a major bond rating company, (i) the Company needed additional equity and (ii) no improvement in the rating of the Notes was likely to occur as long as the Company's financial leverage remained high. However, the significant stock market decline in the third quarter of 1998, from which the microcap stock sector largely has still not recovered, virtually eliminated the possibility of a successful equity offering by the Company without substantially diluting the interests of existing stockholders.

   Parent's overall growth strategy includes the penetration of underserved, small rural markets. Parent's existing operating model has been developed for mid-sized to larger markets and is not readily adaptable to serve the needs of small market customers. Over the past several years, Parent has considered developing a small market operating model of its own or acquiring a company which already has developed such a model. During this time, Parent and its financial advisors have studied and considered the viability of strategic alliances between Parent and numerous retail companies, including the Company. In late 1998, Parent began more intensive consideration of an acquisition of the Company. In early January 1999, a representative of an investment banking firm contacted Mr. Fishman to indicate Parent's possible interest in considering a business combination with the Company.

   On January 24, 1999, Mr. Fishman met with Dale P. Kramer, who was then Parent's President, Chairman and Chief Executive Officer and is now Parent's Chairman, and William J. Podany, who was then Executive Vice President and Chief Operating Officer of Parent and who is now Parent's President and Chief Executive Officer. At this meeting, Mr. Fishman indicated that the Company would be willing to explore a business combination with Parent and suggested that the Company's principal stockholder, Venture Partners, should be contacted by Parent about selling its stock in the Company to Parent. The next day, Paul H. Freischlag, Senior Vice President and Chief Financial Officer of Parent, met with representatives of Venture Partners to discuss the possibility of Venture Partners's selling its shares to Parent. Following these discussions, the Company and Parent agreed that they would continue to explore their mutual interest in a business combination.

   On February 23, 1999, Mr. Fishman, Frank A. Washburn the Company's Executive Vice President and Chief Operating Officer, and Mr. Muqaddam met with senior executives of Parent to discuss further the possibility of some form of business combination. In early March 1999, Parent, Venture Partners and the Company executed a confidentiality agreement with an effective date of February 22, 1999.

   On March 2, 1999, Mr. Fishman also had a conversation with the chief executive officer of another major retailer (the "Other Retailer") concerning the possibility of some form of business combination involving their respective companies. The other executive indicated an interest in examining such possibility.

   On March 10, 1999, Parent requested certain preliminary information from the Company.

   At a March 11, 1999 meeting of the Board, the Board instructed management to pursue on an exploratory basis its discussions with Parent and with the Other Retailer to determine whether either company had a bona fide interest in pursuing a business combination with the Company. The Board also authorized management to engage Johnson Rice to investigate a possible transaction with two other investor prospects proposed by Johnson Rice if, upon the identification of such prospects, they appeared acceptable to management. On March 16, 1999, the Company entered into an engagement agreement with Johnson Rice authorizing Johnson Rice to approach the two prospective "financial buyers" in connection with the possible sale, merger, recapitalization, or consolidation of the Company. Johnson Rice subsequently reported to the Company that it had contacted both prospects and that neither was interested in pursuing a possible transaction involving the Company.

   During the first two weeks of March 1999, Mr. Fishman had additional telephone conversations with the chief executive officer of the Other Retailer, and the Company received a request for certain information about its real estate and leases, store sales and profitability, and advertising activity from the Other Retailer. The Company did not provide such information to the Other Retailer because of the Board's belief that the Other Retailer had provided too little information regarding the nature of a proposed transaction to enable the Company to determine the seriousness of the Other Retailer's interest. However, in late March 1999, the Company and the Other Retailer executed a confidentiality agreement, which was substantially similar to the confidentiality agreement with Parent.

   On March 23, 1999, Mr. Freischlag met with Messrs. Fishman, Washburn and Mihalko to discuss various due diligence matters, and at that meeting the Company provided certain preliminary information to Parent. From March 23 through April 12, 1999, Parent continued its due diligence review of the Company.

   During the first two weeks of April, there were several telephone communications between representatives of the Company and representatives of the Other Retailer concerning the types of information about the Company that the Other Retailer wanted to receive, but the Other Retailer continued to give no indication of the type of transaction that it might consider with respect to the Company. At a telephonic meeting of the Board held on April 15, 1999, the Board authorized Mr. Fishman to make an additional contact with the chief executive officer of the Other Retailer in an attempt to clarify the objectives that such company might have with respect to a possible transaction with the Company.

   On April 15, 1999, Mr. Fishman reported to the Board that he had held three further meetings and other conversations with representatives of Parent and on April 13, 1999, had received a letter from Mr. Podany indicating Parent's interest in a business combination in which the holders of the Company's stock would receive $7.00 per share. The April 13 letter from Parent also requested the opportunity to work with the Company on an exclusive basis through May 31, 1999 to reach a definitive agreement. After a discussion, the Board unanimously concluded that such price was inadequate. The Board then authorized Mr. Fishman to request Parent, by the close of business on April
19, 1999 to indicate to the Company a price range, with a minimum price substantially in excess of $7.00 per share, within which Parent would be able to make a cash tender offer. The Board's authorization contemplated that (i) if Parent submitted an acceptable price range, then discussions and information exchanges would continue, with the understanding that by the close of business on May 10, 1999 Parent would inform the Company of the actual tender offer price, (ii) if that price, or such higher price as the Company and Parent then might negotiate, was acceptable to the Company, then Parent would have until the close of business on May 28, 1999 to complete the negotiation of a definitive agreement with the Company and (iii) if the foregoing conditions were satisfied, then the Company would agree to work with Parent on an exclusive basis, subject to the right of either party to terminate discussions at any time.

   At the April 15, 1999 Board meeting, the Board also appointed a special committee of the Board composed of L. David Callaway, III and Peter J. Sodini to oversee the negotiation of a definitive tender offer price if the discussions with Parent reached such stage and to make a recommendation to the Board with respect to such price.

   On April 15, 1999, following the Board meeting, Mr. Fishman sent a letter to Mr. Podany indicating the Company's rejection of the $7.00 per share price and setting forth the conditions for further discussions described above.

   On April 19, 1999, at the request of Mr. Podany in response to Mr. Fishman's April 15, 1999 letter, Messrs. Fishman and Muqaddam met with Mr. Podany and other Parent representatives. At that meeting, Mr. Podany advised Messrs. Fishman and Muqaddam that Parent wished to indicate a firm tender offer price rather than a price range that would necessitate further negotiation. After a discussion by the parties, Mr. Podany indicated Parent's willingness to move forward towards a cash tender offer at a price of $11.50 per share that would not be subject to a financing condition. Mr. Podany also stated that Parent desired to continue its review of pertinent information concerning the Company with the objective of completing the negotiation of a definitive agreement by May 10, 1999. In the interim, either party would have the right to terminate discussions. At such meeting, Mr. Muqaddam stated that Venture Partners as a principal stockholder of the Company would support the proposed Parent offer, subject to the completion of a satisfactory definitive agreement.

   On April 20, 1999, Mr. Fishman received a letter from Mr. Podany confirming the proposal described above and requesting acceptance of the terms by the countersignatures of the Company and Venture Partners.

   On April 20, 1999, the Board held a telephonic meeting at which Mr. Fishman reported on the April 19, 1999 meeting with the Parent representatives and the April 20, 1999 letter from Mr. Podany. He also reported that he had received a further telephone call from the chief executive officer of the Other Retailer expressing continued interest in exploring a transaction with the Company but giving no indication of the type of transaction in which the Other Retailer might be interested. The Board then authorized Mr. Fishman to facilitate Parent's due diligence activities concurrently with the negotiation of a definitive agreement with Parent and also authorized Mr. Fishman to undertake to elicit from the Other Retailer an indication of both the price range within which it would be willing to pursue a transaction with the Company and the type of transaction it was considering. If the Other Retailer did not respond promptly or did not indicate a price range having a minimum of approximately $11.50 per share, then the Board authorized the Company to negotiate exclusively with Parent until the close of business on May 10, 1999, subject to the right of either party to terminate negotiations at any time.

   At the April 20, 1999 meeting, the Board also authorized the engagement of Johnson Rice to prepare a fairness opinion for the Board with respect to the proposed tender offer price.

   Following the April 20, 1999 Board meeting, Mr. Fishman contacted the chief executive officer of the Other Retailer to request an indication of its continued interest and a price range for a possible transaction. On April 22, 1999, the Other Retailer's chief executive officer sent a letter to Mr. Fishman indicating the Company's continued interest in the Company and his belief that "any transaction would likely involve a very substantial premium of two to three times your stock's trading value of this afternoon." The letter also stated that, until the

Other Retailer had received and analyzed information concerning the Company, "we are not able to make any firm offer". The high and low prices of the Company's Common Stock on the Amex on April 22, 1999 were $4.9375 and $4.3125, respectively.

   On April 26, 1999, Mr. Fishman advised the executive officer of the Other Retailer both by telephone and by a letter sent by fax that representatives of the Company would be willing to provide the requested information and to meet on the following day with representatives of the Other Retailer to facilitate review of the information to be provided so as to enable the Other Retailer to submit a specific bid for the Company. Mr. Fishman stated that it was necessary that the Other Retailer submit its best all cash offer for the Company's stock by April 30, 1999 and that any such bid must specify any conditions, which should not include financing, and be accompanied by evidence of the Other Retailer's ability to finance a cash tender offer for the full purchase price and a commitment to complete its due diligence and enter into a definitive agreement by no later than May 10, 1999.

   On April 27, 1999, prior to the opening of trading in the Shares, the Company issued a press release noting that it had received from a third party a proposal to acquire all of the Company's outstanding common stock, that it was currently in discussions with such third party and that it had also received inquiries from another party regarding a possible business combination.

   In a telephone conversation on April 27, 1999, the chief executive officer of the Other Retailer indicated that the conditions set forth by Mr. Fishman on April 26, 1999, could not be satisfied by his company and that his company did not intend at that time to proceed with any further activity relating to a business combination or other transaction with the Company.

   Following such telephone conversation, the Company, Venture Partners and Parent signed a letter confirming the previously signed confidentiality agreement among the parties and also confirming that the Company would work with Parent on an exclusive basis through May 10, 1999 for the purpose of negotiating a definitive agreement. After the signing of such agreement, Parent continued its due diligence activities, and the parties continued the negotiation of a definitive agreement.

   On April 29, 1999, a special meeting of the Board was held by telephone at which time Mr. Fishman reported to the Board on all of the developments that had occurred since the last meeting of the Board, and legal counsel for the Company advised the Board with respect to its fiduciary responsibilities in the context of a potential acquisition of the Company. The Board also discussed various aspects of the proposed transaction with Parent and noted several issues that remained open for negotiation.

   While the negotiation of a definitive agreement was underway, Parent, members of the Board and Venture Partners also negotiated the terms of proposed stockholders agreements relating to the proposed transaction.

   On May 4, 1999, the special committee of the Board met with representatives of Johnson Rice and received a preliminary report from such firm with respect to its conclusion as to the fairness of the proposed transaction from a financial point of view to the stockholders of the Company. After the presentation of various data to the special committee and extensive discussion with and questions from the special committee, the representatives of Johnson Rice stated preliminarily that the proposed transaction with Parent was fair from a financial point of view to the stockholders of the Company.

   On May 7, 1999, the Board met in person and by telephone. Mr. Callaway reported to the Board on behalf of the special committee and informed the Board of the information that had been presented by Johnson Rice with respect to the fairness of the proposed transaction and other factors that had been discussed with the representatives of Johnson Rice. Upon conclusion of his report, Mr. Callaway advised the Board that he and Mr. Sodini, as members of the special committee, were satisfied with the proposed tender offer price and other aspects of the proposed transaction with Parent, including its favorable timing and the absence of any financing contingency, and recommended to the Board that the Board approve such proposal and recommend it to the Company's stockholders. After Mr. Callaway's report, a representative of Johnson Rice delivered to the Board a formal presentation with respect to such firm's analysis of the proposed transaction with Parent and also delivered to the Company's legal counsel a draft of a proposed form of fairness opinion that Johnson Rice was prepared to deliver to the Board. Legal counsel for the Company then presented to the Board a detailed overview of the principal terms of the most recent drafts of the Merger Agreement, the Stockholder Agreements and the Stockholder and Purchase Agreement and noted several areas which remained open for negotiation. The Board also identified several items which required further discussion with Parent. The Board then scheduled a meeting for May 10, 1999, to give counsel for the Company an opportunity to complete the negotiation of the definitive agreement.

   The Board of Directors of Parent also met on May 7, 1999 to consider the Merger Agreement, the Stockholder Agreements and the Stockholder and Purchase Agreement. After hearing a report from Parent's financial advisor and discussing the terms of the Merger Agreement and related documents and those issues that required further discussion with the Company, the Board of Directors of Parent preliminarily approved the transaction, subject to final approval of a special committee of the Board. The special committee scheduled a meeting for the afternoon of May 10, 1999.

   Counsel for the Company and Parent then held a series of telephone conferences in which the final terms of the Merger Agreement, the Stockholder Agreements and the Stockholder and Purchase Agreement were negotiated to the mutual satisfaction of the parties. On May 10, 1999, the Board at a telephone meeting with all members present unanimously (i) determined that the Merger Agreement was fair to and in the best interests of the stockholders of the Company, (ii) declared the Merger Agreement and the transactions contemplated thereby to be advisable and in the best interests of the stockholders of the Company, (iii) approved the Merger Agreement and the transactions contemplated thereby, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby. On May 10, 1999, the special committee of the Board of Directors of Parent also approved the Merger Agreement, the Stockholder Agreements and the Stockholder and Purchase Agreement.

   At the end of the business day on May 10, 1999, the Merger Agreement, the Stockholder Agreements and the Stockholder and Purchase Agreement were signed and delivered by the respective parties.

   On May 11, 1999, prior to the opening of stock trading, Parent and the Company issued a press release announcing the transaction. On May 17, 1999, the Offeror commenced the Offer.

12. Purpose of the Offer and the Merger; Plans for the Company.

   The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby is to enable Parent to acquire control of, and the entire equity interest in, the Company. Following the Offer, the Offeror and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent.

   Pursuant to the DGCL and the Charter of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of a majority of all votes entitled to be cast by all shares entitled to vote is required to approve the Merger Agreement. The Board of Directors of the Company has unanimously approved the Merger Agreement, the terms of the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions under the DGCL as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Offeror acquires, through the Offer or otherwise, a majority of the combined voting power of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Offeror were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

   Pursuant to the Merger Agreement, the Company has agreed that, as soon as practicable following the expiration of the Offer, it will duly call, give notice of, convene and hold a meeting of stockholders for the purpose of obtaining the stockholders' approval of the Merger Agreement. Parent has agreed that all Shares owned by the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. The stockholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer. If the Offeror acquires a majority of the Shares through the Offer or otherwise, approval of the Merger Agreement can be obtained without the affirmative vote of any other stockholder of the Company.

   Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash for the fair value of, their Shares. Such rights to dissent, if the stockholder does not vote in favor of the Merger and complies with certain statutory procedures, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Such value could be less than, equal to, or more than the Offer Price. In addition, such dissenting stockholders may be entitled to receive payment of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity.

   Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

   Plans for the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Parent's business.

   Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals which relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's dividend policy; or any other material change in the Company's corporate structure or business. Notwithstanding the foregoing, promptly after the Offeror acquires a majority of the Shares, the Offeror will be entitled to designate such number of directors on the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its Subsidiaries. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the Shares.

13. The Merger Agreement; the Stockholder Agreements; and the Stockholder and Purchase Agreement.

   The following summary of certain provisions of the Merger Agreement, the Stockholder Agreements and the Stockholder and Purchase Agreement, copies of which are filed as exhibits to the Schedule 14D-1, is qualified in its entirety by reference to the text of such agreements.

 The Merger Agreement

   The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Each of the Company, Parent and the Offeror have agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger. Each of the Company, Parent and the Offeror shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any license, permit, consent, approval, authorization, qualification and order of any governmental entity or other public or private third party required to be obtained or made by Parent, the Offeror or the Company or any of their subsidiaries in connection with the Offer and the Merger or the taking of any action contemplated thereby or by the Merger Agreement, except that no party need agree to hold separate or divest itself of any assets or agree to any restrictions in their businesses as currently or proposed to be conducted.

   The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror and the Company in accordance with the DGCL. At the Effective Time, the Charter and the Bylaws of the Company shall be the Charter and By-Laws of the Surviving Corporation, and the directors of the Offeror shall become the directors of the Surviving Corporation and the officers of the Company shall become the officers of the Surviving Corporation.

   Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of any securities of the Offeror or the Company, each Share and each Nonvoting Share (other than Shares and Nonvoting Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror or any other direct or indirect wholly owned subsidiary of Parent (other than Shares in trust accounts, custodial accounts and the like that are beneficially owned by third parties) immediately prior to the Effective Time or by stockholders, if any, who are entitled to and who properly exercise dissenter's rights under the DGCL) shall be converted into the right to receive from the Surviving Corporation, in cash, without interest, the Offer Price. Each share of stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. These representations and warranties relate, among other things, to organization, good standing and corporate power of the Company and its subsidiaries; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals; no violations of laws or agreements; filings made by the Company and Pamida with the Commission under the Securities Act and the Exchange Act (including financial statements included in the documents filed by the Company and Pamida under these acts); the absence of certain events since January 31, 1999; actions and proceedings; benefit plans and employees and employment practices; certain labor matters; accuracy of certain information; property matters; intellectual property matters; tax matters; environmental matters; certain agreements; insurance and workers' compensation; certain payments and the absence of certain business practices; licenses and permits; letters of credit and similar matters; brokers; and the opinion of the Company's financial advisors.

   The Offeror and Parent have also made customary representations and warranties to the Company. These representations and warranties relate, among other things, to the Offeror's and Parent's organization and authority to enter into the Merger Agreement, the Stockholder Agreements and the Stockholder and Purchase Agreement and to consummate the transactions contemplated thereby; required consents and approvals and no violations; accuracy of information supplied; brokers; financing and operations of the Offeror.

   Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement to the date of the election or appointment of Parent's designees to the Board of Directors of the Company as described under "Board Representation" below, the Company has agreed as to itself and its subsidiaries, except as otherwise expressly contemplated or permitted by the Merger Agreement or except to the extent Parent shall otherwise consent in writing (such consent, in the case of clauses (e)(iii) and (f) below, not to be unreasonably withheld or delayed) not to:

     (a) amend or otherwise change, directly or indirectly, its Constituent Documents;

     (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of capital stock of any class of the Company or any subsidiary (other than the issuance of Shares upon the conversion of Nonvoting Shares or upon exercise of options to purchase Shares outstanding on the date of the Merger Agreement in accordance with their current terms), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any subsidiary, or (ii) any assets of the Company or any subsidiary (including the real property owned, leased, used or occupied by the Company or any subsidiary or any interest therein), except for sales in the ordinary course of business and in a manner consistent with past practice;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for such declarations, set asides, dividends and other distributions made by any subsidiary to the Company;

     (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (excluding, however, redemptions or purchases of shares of capital stock of any subsidiary of the Company pursuant to contractual commitments entered into before the date of the Merger Agreement and disclosed in connection therewith);

     (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business consistent with past practice; (ii) incur or modify any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, pledge in respect of or otherwise as an accommodation become responsible for the obligations of any person, or make any loans, advances or capital contributions, except in the ordinary course of business consistent with past practice for the purchase of goods for resale; (iii) enter into any contract or agreement requiring annual payments in excess of $50,000 or payments in excess of $100,000 in the aggregate, other than any contract or agreement with a term of less than one year entered into in the ordinary course of business consistent with past practice; (iv) terminate, cancel, extend or request any material change in, or agree to any material change in, any real property lease or material contract, except in the ordinary course of business consistent with past practice, or waive, release or assign any material rights or claims; or (v) authorize capital commitments, except in accordance with a capital expenditure plan which is reasonably acceptable to Parent;

     (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any subsidiary who are not officers of the Company, or grant or modify any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any subsidiary (other than in connection with hiring and terminating employees in the ordinary course of the Company's business or pursuant to a plan, policy or agreement existing as of the date of the Merger Agreement and disclosed in connection therewith), or establish, adopt, enter into or amend any collective bargaining agreement, any material bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, retention, termination or severance plan, benefit, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or circulate to any employee any details of any proposal to adopt or amend any such plan or make, authorize or approve the payment of any extraordinary amount to any outside advisor, attorney or consultant in all cases, except as required by law, including any obligation to maintain tax-qualified status or as may be required by any plan as of the date of the Merger Agreement;

     (g) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except for a planned change from retail accounting to cost accounting or as may be required by law or generally accepted accounting principles;

     (h) prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, except as may be required by the change referred to in (g) above, or settle or compromise any federal, state, local or foreign income tax liability;

     (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries, or subsequently incurred in the ordinary course of business consistent with past practice;

     (j) settle or compromise any pending or threatened suit, action or claim that is material or which relates to any of the transactions contemplated by the Merger Agreement; or

     (k) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

   No Solicitation. The Company shall not, nor shall it permit any of the subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries to (i) solicit or initiate, or encourage, directly or indirectly, any inquiries relating to, or the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(iii) enter into any agreement with respect to any Takeover Proposal or approve or recommend or resolve to approve or recommend any Takeover Proposal; provided that the Company or its directors may (i) comply with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer or
(ii) refer a third party to the appropriate section of the Merger Agreement or make a copy of such section available to any third party; and, prior to the acceptance for payment of Shares pursuant to the Offer, if the Board of Directors of the Company reasonably determines that a Takeover Proposal from a person (including any person with whom the Company or its representatives have had discussions prior to April 28, 1999) constitutes a Superior Proposal (as defined below) or may reasonably be expected to lead to a Superior Proposal from such person, then the Company may, in response to an unsolicited request therefor and subject to compliance with its obligations under the Merger Agreement, (1) furnish information with respect to the Company and its subsidiaries to, and participate in discussions and negotiations directly or through its representatives with, such person, subject to a customary confidentiality agreement (as determined by the Company's independent legal counsel) with such person and (2) make such public disclosures as shall be required under applicable law, if and to the extent the Board of Directors determines in good faith, after receiving the advice of independent legal counsel, that such action is required in the exercise of fiduciary duties of the Board of Directors under applicable law. For purposes of the Merger Agreement, "Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any person other than Parent, the Offeror or any affiliates thereof to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material subsidiaries or 30% or more of any class of equity securities of the Company or any of its material subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of its material subsidiaries, including any single or multi-step transaction or series of related transactions contemplated by the Merger Agreement, which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of or 30% or more of the equity interest in either the Company or any of its material subsidiaries, and "Superior Proposal" means a bona fide proposal by a third party that was not solicited or initiated, or encouraged, directly or indirectly, by the Company, any of the subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of the subsidiaries, except as and to the extent permitted by the Merger Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company or to acquire, directly or indirectly, the Company by merger or consolidation, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger (after receiving advice from the Company's independent financial advisor that the value of the consideration provided for in such proposal is fair from a financial point of view to the holders of Shares and Nonvoting Shares), for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such third party and which, in the good faith judgment of the Board of Directors is reasonably likely to be consummated within a period of time not materially longer in duration than the period of time reasonably believed to be necessary to consummate the Offer and Merger, it being understood that a tender offer with terms and conditions substantially similar to those set forth herein will satisfy the requirement above with respect to the time period within which such tender offer must be consummated.

   The Merger Agreement provides further that, the Company must advise Parent orally and in writing of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry no later than one full business day following receipt of such Takeover Proposal or inquiry. The Company is required to keep Parent informed of the status and details of any such Takeover Proposal or inquiry.

   Third Party Standstill Agreements. During the period from the date of the Merger Agreement through the Effective Time, the Company has agreed not to terminate, amend, modify or waive any provision of any standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent) without the written consent of Parent. The Company has also agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements, and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

   Stock Based Compensation. Prior to the purchase of Shares pursuant to the Offer, the Company will take actions necessary and appropriate to cause all options to purchase Shares that are outstanding immediately prior to the Effective Time to vest and to be fully exercisable immediately prior to the Effective Time and will make all reasonable efforts to cause each option to purchase Shares that is outstanding at the Effective Time to be cancelled at the Effective Time. In consideration of such cancellation, each holder of an option to purchase Shares will be entitled to receive an amount equal to (A) the product of (1) the number of Shares subject to such option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of Shares subject to such option, minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment. The amounts payable pursuant to the Merger Agreement will be paid as soon as reasonably practicable following the Effective Time.

   The Company has also agreed to take all actions necessary to provide that, effective as of the Effective Time, each of the Company's stock option plans and any other equity-based plans maintained with respect to the

Shares will be terminated, the provisions in any other plan, program, agreement or arrangement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company will be deleted, and no holder of an option to purchase Shares or any participant in any stock option plan will have any right to receive any shares of capital stock of the Company, Parent, the Offeror or the Surviving Corporation.

   Indemnification. Pursuant to the Merger Agreement, Parent and the Offeror agreed that from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless all past and present officers and directors of the Company and of its subsidiaries to the same extent and in the same manner such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to the DGCL or the Constituent Documents for acts or omissions occurring at or prior to the Effective Time.

   Parent has also agreed to cause the Surviving Corporation to provide, for a period of not less than six years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the director's and officer's insurance in excess of 200% of the per annum premiums paid by the Company for the policy year that includes the date of the Merger Agreement, but in any case will purchase the greatest amount of coverage available for a cost not exceeding such amount.

   In addition to maintaining the current levels of indemnification, Parent and the Offeror have agreed that, if the Surviving Corporation or Parent consolidates with or merges into any other person and is not the continuing or surviving corporation or entity or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper and sufficient provision will be made so that the successors and assigns of the Surviving Corporation or Parent will succeed to the obligations under the Merger Agreement described above.

   Board Representation. The Merger Agreement provides that after the purchase by the Offeror of Shares pursuant to the Offer, Parent will be entitled to designate at its option up to that number of directors of the Company's Board of Directors as will make Parent's representation on the Company's Board of Directors equal to the percentage of the outstanding Shares held by Parent or any of its subsidiaries and the Company shall, at such time, subject to the applicable provisions of the Constituent Documents, cause Parent's designees to be so elected by its existing Board of Directors. However, in the event that the Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors shall have at least two directors who are Continuing Directors. "Continuing Directors" means (i) directors on the date of the Merger Agreement or (ii) any successor of a Continuing Director who is (A) unaffiliated with, and not a designee or nominee, of Parent or the Offeror, and (B) recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors of the Company, and in each case under clauses (i) and (ii), who is not an employee of the Company. In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Parent's designees to be elected or appointed to the Company's Board of Directors as provided above. From and after the time that Parent's designees constitute a majority of the Board and prior to the Effective Time, any amendment or modification to the Merger Agreement, any amendment to the Constituent Documents inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company and certain other actions may only be effected by the action of a majority of the Continuing Directors; provided, that, if there are no Continuing Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

   Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or waiver by each party) prior to the Effective Time of the following conditions: (i) if required by applicable law or the Constituent Documents, the stockholders of the Company shall have approved the Merger

Agreement; (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired; (iii) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect (which order or other action the parties to the Merger Agreement will use their reasonable efforts to vacate or lift) and has the effect of making the consummation of the Merger illegal under applicable law; and (iv) the Offeror shall have accepted for payment and purchased Shares pursuant to the Offer; provided that this condition will be deemed to have been satisfied if the Offeror fails to accept for payment or pay for Shares pursuant to the Offer in breach of the terms of the Merger Agreement.

   Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after the approval of the terms of the Merger Agreement by the stockholders of the Company: (a) by mutual written consent of Parent and the Company; (b) by either Parent or the Company:
(i) if (x) as a result of the failure of any of the conditions to the Offer as set forth in this Offer to Purchase (see Section 15) the Offer shall have terminated or expired in accordance with its terms without the Offeror's having accepted for payment any Shares pursuant to the Offer or (y) the Offeror shall not have accepted for payment any Shares pursuant to the Offer prior to August 31, 1999 (provided that the right to terminate the Merger Agreement pursuant to this clause (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition to the Offer or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under the Merger Agreement by such party) or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable (provided that the party seeking to terminate the Merger Agreement pursuant to this clause (b)(ii) shall have used all commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction, it being understood that in no event shall Parent, the Offeror, the Company or the Surviving Corporation be required to hold separate or divest any of their respective assets or agree to any restrictions in their businesses as currently or proposed to be conducted);
(c) by Parent or the Offeror prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition (d) described below in Section 15 and
(ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company by Parent or the Offeror; (d) by Parent or the Offeror prior to the purchase of Shares pursuant to the Offer if either Parent or the Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (f) described below in Section 15; (e) by the Company if the Board of Directors of the Company determines in good faith that a Takeover Proposal constitutes a Superior Proposal and the Board of Directors of the Company determines in good faith, after receiving the advice of independent legal counsel, that the failure to approve such Takeover Proposal and to terminate the Merger Agreement would constitute a breach of its fiduciary duties under applicable law; provided, that it has complied with the notice and other provisions of the Merger Agreement and it complies with requirements of the Merger Agreement relating to payment of Expenses and the Termination Fee (each as defined below under "Fees and Expenses"); and provided further that the Company may not terminate the Merger Agreement pursuant to this clause (e) unless and until 72 hours have elapsed following the delivery to Parent of a written notice of such determination by the Board of Directors of the Company; (f) by the Company prior to the purchase of Shares pursuant to the Offer if (i) any of the representations or warranties of Parent or the Offeror set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect or (ii) Parent or the Offeror shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or the Offeror to be performed or complied with by it under the Merger Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 20 days after the giving of written notice to Parent or the Offeror, as applicable; or (g) by the Company, if the Offer has not been timely commenced. In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall become void
(except for certain specified provisions, including those pertaining to the payment of certain expenses and fees and except for certain confidentiality obligations of the parties) and there shall be no liability or obligation on the part of Parent, the Offeror or the Company or their respective affiliates, officers or directors, other than for liability for any willful breach of a representation or warranty contained in the Merger Agreement or the breach of any covenant or agreement contained in the Merger Agreement.

   Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

   The Merger Agreement provides that, so long as neither Parent nor the Offeror is in breach of any of their material obligations under the Merger Agreement, the Company will pay, or cause to be paid, in same day funds to Parent the following amounts under the circumstances and at the times set forth as follows: (i) if Parent or the Offeror terminates the Merger Agreement in accordance with the provisions described in clause (d) under "Termination" above and, if such termination is because of the withdrawal, modification or change in the Board of Director's recommendation of the Offer, the Merger or the Merger Agreement, and if prior to the time of such withdrawal, modification or change, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date of the Merger Agreement), the Company shall pay the Expenses of Parent and a $5 million termination fee (the "Termination Fee") upon demand; (ii) if the Company terminates the Merger Agreement in accordance with the provision described in clause (e) under "Termination" above, the Company shall pay the Termination Fee concurrently with such termination and the Expenses of Parent upon demand; and (iii) if Parent or the Offeror terminates the Merger Agreement under clause (c) under "Termination" above and, at the time of such termination, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date of the Merger Agreement), the Company shall pay the Expenses of Parent, upon demand; in addition, if concurrently therewith or within nine months after such termination, (A) the Company shall enter into a merger agreement, acquisition agreement or similar agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and
(3), after April 28, 1999 and prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

   For purposes of the Merger Agreement, "Expenses" means documented reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all reasonable fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent.

 The Stockholder Agreements

   Pursuant to the Stockholder Agreements, each Tendering Stockholder has agreed that (a) such Tendering Stockholder will vote the Shares held by such Tendering Stockholder in favor of the Merger and the Merger Agreement; (b) such Tendering Stockholder will vote his Shares against (i) any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's Constituent Documents or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger

Agreement; (c) such Tendering Stockholder will not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, their Shares to any person other than the Offeror or the Offeror's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal; (d) such Tendering Stockholder will not, and will not permit any investment banker, attorney or other adviser or representative of such Tendering Stockholder to,
(i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; and (e) so long as the Merger Agreement has not been terminated, the Tendering Stockholder will tender pursuant to the Offer and not withdraw the Shares owned by such Tendering Stockholders.

   The Stockholder Agreements terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that the Stockholder Agreements will not terminate until 60 days after termination pursuant to clause (ii) immediately above if
(A) the Merger Agreement is terminated by Parent or the Offeror pursuant to clause (d) of "Termination" above because of the withdrawal, modification or change in the recommendation by the Board of Directors of the Company of the Offer, the Merger and the Merger Agreement or because the Board of Directors has adopted a resolution to that effect, if prior to the time of such withdrawal, modification or change or the adoption of such resolution, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date of the Stockholder Agreements), (B) the Merger Agreement has been terminated by Parent or the Offeror pursuant to clause (d) of "Termination" above because of the Board of Director's recommendation of a Takeover Proposal, or because the Board of Directors has adopted a resolution to effect such recommendation, or (C) the Merger Agreement is terminated by the Company pursuant to clause (e) under "Termination" above or (iii) the Merger Agreement is amended in a manner adverse to the Tendering Stockholder without the Tendering Stockholder's consent, which consent shall not be unreasonably withheld or delayed (the "Stockholder Agreement Termination Date").

 Stockholder and Purchase Agreement

   Pursuant to the Stockholder and Purchase Agreement, Venture Partners has agreed that (a) it will vote its Shares in favor of the Merger and the Merger Agreement; (b) it will vote its Shares against (i) any other merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's Constituent Documents or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement; (c) it will not (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, its Shares to any person other than the Offeror or the Offeror's designee or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal; (d) it will not, and will not permit any investment banker, attorney or other adviser or representative of such Tendering Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; and (e) so long as the Merger Agreement has not been terminated, Venture Partners will tender pursuant to the Offer and not withdraw its Shares.

   In addition, Venture Partners has granted Parent an irrevocable option (the "Option") to purchase from time to time the Nonvoting Shares at a price of $11.50 per share. The Option may be exercised, in whole but not in part, at any time after (i) the termination of the Merger Agreement if the Merger Agreement is terminated by Parent or the Offeror pursuant to clause (d) of "Termination" above because of the withdrawal modification or change in the recommendation by the Board of Directors of the Company of the Offer, the Merger and the Merger Agreement or because the Board of Directors has adopted a resolution to that effect, if prior to the time of such withdrawal, modification or change or the adoption of such resolution, a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date of the Stockholder and Purchase Agreement), (ii) the Merger Agreement has been terminated by Parent or the Offeror pursuant to clause (d) of "Termination" above because of the Board of Director's recommendation of a Takeover Proposal, or because the Board of Directors has adopted a resolution to effect such recommendation, (iii) the Merger Agreement is terminated by the Company pursuant to clause (e) under "Termination" or (iv) after the occurrence of an event described in paragraph (g) of Section 15 below (the termination described in clauses (i), (ii) and (iii) being referred to as the "Termination Trigger Events"). The Offeror is required to exercise the Option in whole, but not in part, immediately after the acceptance for purchase by the Offeror of Shares pursuant to the Offer.

   The Option terminates on the earliest of (i) the termination of the Merger Agreement pursuant to paragraph (d) of "Termination" above other than a termination that constitutes a Termination Trigger Event or a termination as a result of the occurrence of the event described in paragraph (g) of Section 15 below, (ii) 60 days following any termination of the Merger Agreement that constitutes a Termination Trigger Event or the occurrence of an event described in paragraph (g) of Section 15 below or (iii) the amendment of the Merger Agreement in a manner adverse to Venture Partners without the consent of Venture Partners, which consent shall not be unreasonably withheld or delayed. Venture Partners' other obligations under the Stockholder and Purchase Agreement terminate upon the termination of the Option.

14. Dividends and Distributions.

   The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement through the Effective Time, (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of any of its capital stock, other than dividends paid by a wholly owned subsidiary of the Company, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities.

15. Certain Conditions to the Offeror's Obligations.

   Notwithstanding any other term of the Offer or the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Offeror's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares tendered pursuant to the Offer, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer and not accept for payment any tendered Shares, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 51% of the Shares on a fully diluted basis (assuming the exercise of all options to purchase common stock of the Company, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding upon the expiration of the Offer but not assuming the conversion of the Nonvoting Shares) ("Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or
(iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing:

     (a) there shall be threatened or pending any suit, action or proceeding by a federal, state, or foreign governmental entity (i) seeking to prohibit or impose any material limitations on the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the businesses or assets of the Company and its subsidiaries taken as a whole, or Parent and its subsidiaries, taken as a whole,

  (ii) seeking to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, (iii) challenging the acquisition by Parent or the Offeror of any Shares pursuant to the Offer, the Stockholder Agreements or the Stockholder and Purchase Agreement, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, the Stockholder Agreements or the Stockholder and Purchase Agreement (including the voting provisions under the Stockholder Agreements and the Stockholder and Purchase Agreement), (v) seeking to obtain from the Company or any subsidiary any damages that would be reasonably likely to have a Material Adverse Effect, (vi) seeking to impose material limitations on the ability of the Offeror or Parent, or rendering the Offeror unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer, the Stockholder Agreements or the Stockholder and Purchase Agreement and the Merger, (vii) seeking to impose material limitations on the ability of the Offeror effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (viii) which otherwise would have a Material Adverse Effect on the Company or, as a result of the Offer or the Merger, a material adverse effect on Parent and its subsidiaries; or

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (viii) of paragraph (a) above; or

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation by any United States governmental authority or agency that has a material adverse effect generally on the extension of credit by banks or other financial institutions, or (iv) in the case of any of the situations in clauses (i) through (iii) inclusive, existing on the date hereof, a material acceleration or worsening thereof; or

     (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case where the failure of such representations and warranties to be true and accurate, or the failure to perform or comply with such obligations, agreements or covenants, do not, individually or in the aggregate, have a Material Adverse Effect on the Company or a materially adverse effect on the ability to consummate the Offer or the Merger; or

     (e) there shall have occurred any events or changes which have had or would reasonably be expected to have or constitute, individually or in the aggregate, a Material Adverse Effect on the Company; or

     (f) the Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or the Offeror (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger or the Agreement, (ii) shall have recommended a Takeover Proposal or (iii) shall have adopted any resolution to effect any of the foregoing; or

     (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, the Offeror or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Shares, or Venture Partners or its affiliates or any group of which any of them is a member shall have increased or announced its intention to increase its beneficial ownership of Shares by more than 1%; provided that the conversion of Nonvoting Shares into Shares shall not be an increase in the beneficial ownership of Shares; or

     (h) any party to any of the Stockholder Agreements or the Stockholder and Purchase Agreement other than Parent or the Offeror shall have breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreements or any such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent or the Offeror under the Stockholder Agreements or the Stockholder and Purchase Agreement; or

     (i) the Merger Agreement shall have been terminated in accordance with its terms; which in the sole judgment of Parent or the Offeror, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Offeror not otherwise in breach of the Agreement) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

   The foregoing conditions are for the sole benefit of Parent and the Offeror and may, subject to the terms of the Merger Agreement, be waived by Parent and the Offeror in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16. Certain Legal Matters.

   Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

   U.S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent made such a filing on Thursday, May 13, 1999. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, then the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

   The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer, the consummation of the Merger, the sale of the Shares and Nonvoting Shares pursuant to the Stockholder and Purchase Agreement or the agreements set forth in the Stockholder Agreements on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

   If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

   State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the outstanding voting shares of a corporation) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. Pursuant to Article Eleventh of the Charter, the Company has elected not to be governed by Section 203; accordingly, none of the Offer, the Merger or the other transactions contemplated by the Merger Agreement are subject to Section 203.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See
Section 15.

17. Fees and Expenses.

   Neither the Offeror nor Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

   Parent and the Offeror have engaged Merrill Lynch as the Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay Merrill Lynch (in its capacity as Dealer Manager and financial advisor) a fee of $750,000, $500,000 of which is contingent upon the consummation of the Offer. In addition, Parent has agreed to reimburse Merrill Lynch for its out-of-pocket expenses related to its engagement, including the fees and expense of its counsel, and has agreed to indemnify Merrill Lynch against certain liabilities and expenses, including under the federal securities laws.

   The Offeror has retained D.F. King & Co., Inc. as Information Agent and American Stock Transfer & Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares.

18. Miscellaneous.

   The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

   The Offeror and Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. The
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          ShopKo Merger Corp.

May 17, 1999

                                                                        ANNEX I

                 CERTAIN INFORMATION CONCERNING THE DIRECTORS
               AND EXECUTIVE OFFICERS OF PARENT AND THE OFFEROR

   Directors and Executive Officers of Parent. Set forth below are the name, current business address, citizenship, present principal occupation or employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each such person's business address is 700 Pilgrim Way, Green Bay, Wisconsin 54304. All persons listed below are citizens of the United States of America.

DIRECTORS

                                                      Present Principal Occupation or Em-
                                                      ployment and Material Positions Held
Name                     Business Address             During Past Five Years
----                     ----------------             ------------------------------------
Dale P. Kramer                                        Chairman of the Board. Mr. Kramer
                                                      was President and Chief Executive
                                                      Officer of Parent from February,
                                                      1991 to March, 1999.

Jack W. Eugster          Musicland Stores Corporation Chairman, President and Chief Execu-
                         10400 Yellow Circle Drive    tive Officer of Musicland Stores
                         Minnetonka, MN 55343         Corporation, a retail music and home
                                                      video company, since 1986.

Jeffrey C. Girard        Girard & Co.                 President of Girard & Co., a private
                         250 Prairie Center Drive     consulting company, and Adjunct Pro-
                         Suite 212                    fessor at the Carlson School of Man-
                         Eden Prairie, MN 55347       agement, University of Minnesota,
                                                      since 1997. He served as Executive
                                                      Vice President and Chief Financial
                                                      Officer of Supervalu Inc. from Octo-
                                                      ber, 1992 to July, 1997.

William J. Podany                                     President and Chief Executive Offi-
                                                      cer of Parent since March, 1999. Mr.
                                                      Podany was President and Chief Oper-
                                                      ating Officer of Parent's retail
                                                      stores from November, 1997 to March,
                                                      1999, and Executive Vice President
                                                      of Parent from November, 1994 to
                                                      March, 1999. From 1992 to 1994, Mr.
                                                      Podany was Executive Vice President-
                                                      Merchandise of Carter Hawley Hale
                                                      Stores, Inc., a federation of four
                                                      department store chains.

Dr. James L. Reinertsen  CareGroup Healthcare System  Chief Executive Officer of CareGroup
                         375 Longwood Ave.            Healthcare System, a provider of
                         Boston, MA 02215             healthcare services, since July,
                                                      1998. He was the Chief Executive Of-
                                                      ficer of Health System Minnesota
                                                      from 1994 to July, 1998. He was
                                                      Chairman of the Institute for Clini-
                                                      cal Systems Integration in 1993.

William J. Tyrell                                     Mr. Tyrell was President of Parent
                                                      from March, 1973 to February, 1991
                                                      and Chairman of Parent from Febru-
                                                      ary, 1991 to August, 1991, when he
                                                      retired.


                                                   Present Principal Occupation or Em-
                                                   ployment and Material Positions Held
Name                Business Address               During Past Five Years
----                ----------------               ------------------------------------
                                                   Mr. Tyrell, whose term as a director
                                                   expires at Parent's 1999 Annual
                                                   Meeting of Shareholders, is retiring
                                                   from Parent's Board of Directors and
                                                   will not stand for reelection.

Stephen E. Watson   Gander Mountain, L.L.C.        President and Chief Executive Offi-
                    4567 West 80th Street          cer of Gander Mountain, L.L.C., a
                    Bloomington, MN 55437          private specialty retailer of out-
                                                   door recreational equipment and
                                                   clothing, since November, 1997. Mr.
                                                   Watson held various executive offi-
                                                   cer positions with Dayton-Hudson
                                                   Corporation and its predecessors
                                                   from 1972 until his retirement in
                                                   March, 1996.

Gregory H. Wolf     Humana, Inc.                   An officer of Humana, Inc., a pro-
                    500 West Main Street           vider of healthcare products and
                    Louisville, KY 40201           services, since October, 1995, he
                                                   first served as Senior Vice Presi-
                                                   dent of Sales and Marketing, as
                                                   Chief Operating Officer from July,
                                                   1996 to September, 1996, as Presi-
                                                   dent from September, 1996 through
                                                   November, 1997 and as President,
                                                   Chief Executive Officer and Director
                                                   since December, 1997. Prior to join-
                                                   ing Humana, Mr. Wolf had been em-
                                                   ployed by EMPHESYS Financial Group,
                                                   Inc. and its affiliates since 1988,
                                                   where he most recently served as
                                                   President. In October, 1995,
                                                   EMPHESYS was acquired by Humana.

EXECUTIVE OFFICERS

                                                   Present Principal Occupation or Em-
                                                   ployment and Material Positions Held
Name                Business Address               During Past Five Years
----                ----------------               ------------------------------------
Dale P. Kramer                                     Chairman of the Board

William J. Podany                                  President and Chief Executive Offi-
                                                   cer

Michael J. Bettiga                                 Senior Vice President, General Mer-
                                                   chandise Manager, Retail Health
                                                   Services. From February, 1995 to No-
                                                   vember, 1997 Mr. Bettiga was Senior
                                                   Vice President Health Services.
                                                   Prior to that, he was Vice President
                                                   Health Services, a position he held
                                                   since October, 1993.

Paul A. Burrows                                    Senior Vice President, Chief Infor-
                                                   mation Officer. Mr. Burrows was
                                                   First Vice President/Chief Informa-
                                                   tion Officer with Coldwell Banker
                                                   Corp. from June, 1996 to November,
                                                   1997. Prior to that, Mr. Burrows was
                                                   employed with Broadway Stores, Inc.
                                                   (formerly Carter Hawley Hale Stores,
                                                   Inc.) for 13 years, most recently as
                                                   Senior Vice President, Information
                                                   Services.


                                          Present Principal Occupation or Em-
                                          ployment and Material Positions Held
Name                     Business Address During Past Five Years
----                     ---------------- ------------------------------------
Roger J. Chustz                           Senior Vice President, General Mer-
                                          chandise Manager, Apparel and Prod-
                                          uct Development

Ingrid A. Davis                           Senior Vice President of Stores. Ms.
                                          Davis joined Parent in February,
                                          1997 as Vice President Special Pro-
                                          jects. Prior to that, Ms. Davis was
                                          with the Target division of Dayton
                                          Hudson Corp. as Director of Super
                                          Target Stores. She also held a vari-
                                          ety of operations management posi-
                                          tions with Best Price Clothing
                                          Stores, Inc., Conran's Habitat and
                                          the Lerner Division of The Limited,
                                          Inc.

Paul H. Freischlag, Jr.                   Senior Vice President, Chief Finan-
                                          cial Officer since July, 1998. Mr.
                                          Freischlag was Treasurer and Vice
                                          President for Royal Ahold, Zaandam,
                                          The Netherlands from July, 1996 to
                                          July, 1998. Prior to that, he was
                                          with The Stop & Shop Companies in
                                          Boston, Massachusetts for nine
                                          years, most recently as Vice Presi-
                                          dent and Treasurer.

Steven T. Harig                           Senior Vice President, Planning, Re-
                                          plenishment and Analysis, Distribu-
                                          tion and Transportation

Gary A. Hillerman                         Senior Vice President, General Mer-
                                          chandise Manager, Hardlines since
                                          February, 1997. Mr. Hillerman was
                                          Vice President/Divisional Merchan-
                                          dise Manager of Linens and Domestics
                                          from March, 1996 to February, 1997.
                                          Prior thereto, he was Divisional
                                          Merchandise Manager at Dillards in
                                          Ohio since 1991.

Michael J. Hopkins                        Senior Vice President, General Mer-
                                          chandise Manager, Home and Hardlines
                                          since November, 1995. From 1992 to
                                          1995, Mr. Hopkins was Senior Vice
                                          President, Merchandise Planning and
                                          Distribution at Broadway Stores,
                                          Inc. (formerly Carter Hawley Hale
                                          Stores, Inc.).




Rodney D. Lawrence                        Senior Vice President, Store Market-
                                          ing since May, 1996. Mr. Lawrence
                                          was Vice President, Store Planning
                                          with Broadway Stores, Inc. from 1994
                                          to 1996 and Director of Store Plan-
                                          ning with Carter Hawley Hale Stores,
                                          Inc. in Los Angeles from 1992 to
                                          1994.

David A. Liebergen                        Senior Vice President, Human Re-
                                          sources and Internal Communication


                                    Present Principal Occupation or Em-
                                    ployment and Material Positions Held
Name               Business Address During Past Five Years
----               ---------------- ------------------------------------
L. Terry McDonald                   Senior Vice President, Marketing
                                    since July, 1994. Mr. McDonald was
                                    Senior Vice President, Marketing
                                    with Payless Shoe Source from 1988
                                    to 1994.

Richard D. Schepp                   Senior Vice President, General Coun-
                                    sel and Secretary since November,
                                    1997. Mr. Schepp served as Vice
                                    President Legal Affairs/Secretary
                                    from October, 1995 to November, 1997
                                    and has held several other positions
                                    within the Company's Legal Depart-
                                    ment since October, 1992.

   Directors and Executive Officers of Offeror. Set forth below are the name of each executive officer and director of the Offeror. The present principal occupation or employment and material positions held by each such person during the past five years is included above under "Directors and Executive Officers of Parent." Each such person's business address is 700 Pilgrim Way, Green Bay, Wisconsin 54304. All persons listed below are citizens of the United States of America.

DIRECTORS

                             Present Principal Occupation or Em-
                             ployment and Material Positions Held
Name                         During Past Five Years
----                         ------------------------------------
Dale P. Kramer               Chairman of the Board

EXECUTIVE OFFICERS

                             Present Principal Occupation or Em-
                             ployment and Material Positions Held
Name                         During Past Five Years
----                         ------------------------------------
Dale P. Kramer               Chairman of the Board

William J. Podany            President and Chief Executive Offi-
                             cer

Paul H. Freischlag, Jr.      Senior Vice President and Chief Fi-
                             nancial Officer

Richard D. Schepp            Senior Vice President, General Coun-
                             sel and Secretary

Jeffery R. Simons            Vice President, Controller and Trea-
                             surer

   Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

         By Mail:

                                  By Facsimile
                                 Transmission:

                                                         By Hand/Overnight
                                                             Delivery:

   40 Wall Street, 46th      (Eligible Institutions     40 Wall Street, 46th
 Floor New York, NY 10005             Only)           Floor New York, NY 10005
       (Attention:         (718) 234-5001 Confirm by        (Attention:
      Reorganization               Telephone:        Reorganization Department)
       Department)

                               (718) 921-8200 For
                               Information Call:

                                 (718) 921-8200

   Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
                                77 Water Street
                         New York, New York 10005-4495
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 290-6432

                     The Dealer Manager for the Offer is:

                              Merrill Lynch & Co.
                            World Financial Center
                                  North Tower
                         New York, New York 10281-1314
                         (212) 449-8971 (Call Collect)